Exhibit 99.1
HUMAN GENOME SCIENCES, INC. 14200 Shady Grove Road, Rockville, Maryland 20850
FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Kate de Santis
Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2007 FINANCIAL RESULTS AND RECENT PROGRESS
- 2008 revenue expected to grow to $160 million or more, up from $42 million in 2007 -
- First HGS product sales expected with delivery of ABthrax™ to Strategic National Stockpile -
- First Albuferon® Phase 3 data expected late 2008 -
- Enrollment completed in randomized Phase 2 trial of HGS-ETR1 in multiple myeloma -
ROCKVILLE, Maryland — February 25, 2008 — Human Genome Sciences, Inc. (NASDAQ: HGSI) today announced financial results for the quarter and full year ended December 31, 2007, and provided highlights of recent progress toward commercialization.
“2007 was a year of execution for HGS, during which we delivered substantial progress toward the commercialization of our late-stage products. We are poised to achieve a number of major milestones in 2008 across our entire portfolio,” said H. Thomas Watkins, President and Chief Executive Officer, HGS. “We expect our first product sales later this year when we begin to deliver ABthrax to the U.S. Strategic National Stockpile, and our cash position remains strong. We expect to have our first Phase 3 data for Albuferon late this year, and we will complete enrollment in the Phase 3 trials of LymphoStat-B® by fall 2008. We also believe it is possible that GSK will reach decisions in 2008 regarding whether to advance darapladib and Syncria to Phase 3 development.”
FINANCIAL RESULTS: CASH POSITION REMAINS STRONG
HGS reported increased revenues of $41.9 million for the year ended December 31, 2007, compared with revenues of $25.8 million for 2006. Revenues for 2007 included $28.0 million recognized from the Albuferon agreement with Novartis and $6.5 million recognized from the LymphoStat-B® agreement with GlaxoSmithKline (GSK).

The Company reported a net loss for 2007 of $262.4 million ($1.95 per share), compared with a net loss of $251.2 million ($1.91 per share) for 2006. The 2007 net loss included $16.9 million ($0.13 per share) in expenses related to the licensing and collaboration agreement entered into with Aegera Therapeutics Inc. in December 2007.
Including $20 million paid to Aegera Therapeutics, net cash burn for 2007 totaled $179.9 million, compared with $121.3 million in 2006. Excluding the payments to Aegera Therapeutics, the Company’s net cash burn for 2007 was in line with previous guidance. The increase in net cash burn also reflected increased clinical development costs related to the Company’s Phase 3 programs.
As of December 31, 2007, cash and investments totaled $603.8 million, of which $532.9 million was unrestricted and available for operations. This compares with cash and investments totaling $763.1 million as of the end of 2006, of which $701.9 million was unrestricted and available for operations.
“Tight spending control, increased revenues and clinical development cost-sharing all played important roles in keeping net cash burn to a minimum in 2007,” said Tim Barabe, Senior Vice President and Chief Financial Officer. “We will continue this emphasis in 2008.”
For the fourth quarter ended December 31, 2007, HGS reported revenues of $12.5 million, compared with revenues of $10.0 million for the same period in 2006. Fourth quarter 2007 revenues included $8.9 million recognized from the Albuferon agreement with Novartis, and $1.6 million recognized from the LymphoStat-B agreement with GSK.
The Company’s net loss in the fourth quarter of 2007 was $92.9 million ($0.69 per share), compared with a net loss of $66.9 million ($0.50 per share) in the fourth quarter of 2006. The fourth quarter 2007 net loss included $16.9 million ($0.13 per share) in expenses related to the licensing and collaboration agreement entered into with Aegera Therapeutics.
HIGHLIGHTS OF RECENT PROGRESS
Albuferon®: On Track with Timeline to Phase 3 Data and Filing of Marketing Applications
On November 1, 2007, HGS announced that it completed enrollment ahead of schedule in ACHIEVE 2/3, the second of two pivotal Phase 3 clinical trials of Albuferon (albinterferon alfa-2b) in combination with ribavirin in treatment-naïve patients with chronic hepatitis C. Enrollment in ACHIEVE 1 was also completed ahead of schedule, in August 2007. Albuferon is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in June 2006.
On January 23, 2008, HGS announced the modification of dosing in one arm of each of its ACHIEVE clinical trials based on recommendations made by the studies’ independent Data Monitoring Committee (DMC). Patients in the Phase 3 trials who had been receiving the 1200-mcg dose are now receiving the 900-mcg dose, which HGS has viewed for some time as the dose of Albuferon most likely to be marketed. Consistent with its charter, the DMC will continue to review all adverse events on an ongoing basis as the ACHIEVE trials move forward.

The final results of Phase 2 trials of Albuferon were presented at the annual meeting of the American Association for the Study of Liver Diseases in November 2007. These results suggest that the 900-mcg dose of Albuferon every two weeks demonstrated efficacy and safety comparable to Pegasys, with half the injections, improvements in quality of life and fewer missed days of work on treatment. If these results are confirmed in Phase 3, HGS believes that Albuferon could become the market-leading interferon for the treatment of hepatitis C.
HGS and Novartis continue to expect to have the first Albuferon Phase 3 data available by late 2008, with all Phase 3 data available by spring 2009 to support the filing of global marketing authorization applications by fall 2009.
LymphoStat-B®: Completion of Phase 3 Enrollment Expected by Fall 2008
In November 2007, Phase 2 results through 2.5 years of LymphoStat-B treatment were presented at the annual meeting of the American College of Rheumatology. Based on these results, HGS believes that LymphoStat-B (belimumab) could be a breakthrough treatment for systemic lupus erythematosus (SLE), assuming success in Phase 3. LymphoStat-B is being developed by HGS and GSK under a co-development and commercialization agreement entered into in August 2006.
Enrollment is progressing well in the pivotal Phase 3 trials of LymphoStat-B in patients with active SLE. HGS expects to complete enrollment of BLISS-76 and BLISS-52 by fall 2008, with Phase 3 data from both trials expected in 2009.
ABthrax™: Manufacturing on Schedule to Begin Delivery Fall 2008
HGS reported in December 2007 that it has demonstrated a statistically significant survival benefit for ABthrax (raxibacumab) in the treatment of inhalation anthrax in two animal species, which is the requirement for establishing the efficacy of new drugs used to counter bioterrorism. ABthrax is being developed under a $165 million contract with the Biomedical Advanced Research and Development Authority (BARDA) of the U.S. Department of Health and Human Services (HHS). HGS has reached agreement with the FDA on the regulatory pathway for ABthrax and plans to submit the final data package to BARDA and FDA by mid-2008 to support authorization of delivery to the Strategic National Stockpile. The Company is currently manufacturing ABthrax on schedule to begin delivery of 20,000 doses to the Stockpile by fall 2008.
Oncology Products: IAP Inhibitors Offer New Opportunities; Data from HGS-ETR1 Phase 2 Multiple Myeloma Trial Expected by 3rd Quarter
In December 2007, HGS and Aegera Therapeutics Inc. completed a licensing and collaboration agreement providing HGS with exclusive worldwide rights (excluding Japan) to develop and commercialize HGS1029 (formerly AEG40826) and other small-molecule inhibitors of IAP (inhibitor of apoptosis) proteins in oncology. Preclinical studies of HGS1029 in combination with the Company’s TRAIL receptor antibodies demonstrated dramatic synergistic activity against a number of cancer types. HGS1029 has also shown significant anti-tumor activity alone and in combination with other agents in a broad range of cancers. HGS expects to initiate a Phase 1 clinical trial of HGS1029 in early 2008 and plans to develop its TRAIL receptor antibodies and IAP inhibitors in combination with one another and in combination with other therapeutic agents.

HGS has completed the enrollment and initial dosing of 105 patients in a randomized Phase 2 trial of HGS-ETR1 in combination with Velcade (bortezomib) in advanced multiple myeloma and expects to have data available in the third quarter of 2008. In December 2007, HGS initiated dosing of patients in a randomized trial of HGS-ETR1 in combination with paclitaxel and carboplatin as first-line therapy in advanced non-small cell lung cancer.
PRODUCTS IN GSK PIPELINE: 2008 A PIVOTAL YEAR
Darapladib: Presentation of Phase 2 Results Expected; 2008 Phase 3 Decision Possible
In GSK’s fourth quarter and full-year 2007 results press release on February 7, 2008, GSK stated that the data from its randomized Phase 2 dose-ranging trial of darapladib in patients with coronary artery disease will be presented at the American College of Cardiology meeting in March 2008 — and that the results of GSK’s randomized Phase 2/3 imaging trial of darapladib in coronary artery disease have been submitted to a major medical journal.
Darapladib was discovered by GSK based on HGS technology. It is a small-molecule inhibitor of lipoprotein-associated phospholipase-A2 (Lp-PLA2), an enzyme associated with the formation of atherosclerotic plaques and identified in clinical trials as an independent risk factor for coronary heart disease and ischemic stroke. GSK is developing darapladib as a treatment for atherosclerosis, and it has the potential to be an important treatment for the prevention of cardiovascular risk. HGS will receive a 10% royalty on worldwide sales if darapladib is commercialized, and also has a co-promotion option in North America and Europe, under which it would pay 20% of commercialization costs in exchange for 20% of darapladib profits. HGS believes it is possible that GSK will reach a decision in 2008 regarding whether to advance darapladib to Phase 3 development.
Syncria®: 2008 Phase 3 Decision Possible
In May 2007, GSK initiated a randomized Phase 2b dose-ranging clinical trial of Syncria (albiglutide) in patients with type 2 diabetes. As a comparison, one group of patients is receiving Byetta (exenatide).
Syncria is a novel long-acting form of GLP-1 (glucagon-like peptide 1) created by HGS using its proprietary albumin-fusion technology. Syncria is generated from the genetic fusion of human albumin and GLP-1, a peptide hormone that acts throughout the body to help maintain normal blood sugar levels and to control appetite. GSK is developing Syncria as a treatment for type 2 diabetes mellitus. HGS is entitled to fees and milestone payments, some of which have already been received, that could amount to as much as $183 million, in addition to royalties on worldwide sales if Syncria is commercialized. HGS believes it is possible that GSK will reach a decision in 2008 regarding whether to advance Syncria to Phase 3 development.
HGS-XENCOR ANTIBODY COLLABORATION
On February 7, 2008, HGS and Xencor, Inc. announced a collaboration agreement under which Xencor will apply its proprietary technologies to enhance the pharmacologic properties of monoclonal antibodies developed by HGS that specifically target antigens discovered by HGS. Under the terms of the agreement, Xencor will receive an upfront payment and is eligible to receive additional payments including development and commercial milestones, and royalties on any products commercialized under the agreement. HGS will be responsible for all preclinical and clinical development, manufacturing and commercialization. Financial terms were not disclosed. This agreement demonstrates the continuing HGS commitment to targeted innovation based on HGS discoveries and the Company’s extensive intellectual property estate.
2008 FINANCIAL GUIDANCE
HGS updated the financial guidance provided in early January:
•	HGS expects 2008 net cash burn of $135 million to $155 million.

•	Revenue is expected to increase from $42 million in 2007 to $160 million or higher in 2008, including $100 million to $120 million from ABthrax product sales in late 2008.

•	HGS expects cash and investments at year-end 2008 to total $450 million to $470 million, compared with $603.8 million at the end of 2007.
This guidance reflects $47.3 million received by HGS in February 2008 from Teva Pharmaceutical Industries Ltd., in partial payment for the 13% of CoGenesys, Inc. owned by HGS. HGS expects to receive an additional $5.3 million from this transaction in the first quarter of 2009.
CONFERENCE CALL
HGS management will hold a conference call to discuss this announcement today at 4:30 PM Eastern time. Investors may listen to the call by dialing 888-221-9588 or 913-312-1469, passcode 4474660, five to 10 minutes before the start of the call. A replay of the conference call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-203-1112 or 719-457-0820, confirmation code 4474660. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. Investors interested in listening to the live webcast should log on before the conference call begins to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.
ABOUT HUMAN GENOME SCIENCES
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs.
The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, inhalation anthrax, cancer and other immune-mediated diseases. The Company’s primary focus is rapid progress toward the commercialization of its two key lead drugs, Albuferon for hepatitis C and LymphoStat-B (belimumab) for lupus. Phase 3 clinical trials of both drugs are ongoing.
ABthrax (raxibacumab) is in late-stage development for the treatment of inhalation anthrax, and the Company is on track to begin the delivery in fall 2008 of 20,000 doses of ABthrax to the Strategic National Stockpile under a contract entered into with the U.S. Government in June 2006. Other HGS drugs in clinical development include two TRAIL receptor antibodies for the treatment of cancer. HGS1029, a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins, is expected to enter Phase 1 clinical trials for the treatment of cancer in early 2008. In addition, HGS has substantial financial rights to certain products in the GlaxoSmithKline clinical development pipeline.

For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals or patients interested in clinical trials of HGS products may inquire via the “Contact Us” section of the Company’s web site, www.hgsi.com/products/request.html, or by calling (301) 610-5790, extension 3550.
HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages)

HUMAN GENOME SCIENCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
	(dollars in thousands, except share and per share amounts)
Revenue — R&D contracts	$12,526	$10,011	$41,851	$25,755

Costs and expenses:

Research and development (a)	87,312	48,527	245,745	209,242

General and administrative (b)	16,125	13,959	55,874	53,101

Facility-related and restructuring charges	—	12,670	(3,673)	29,510

Total costs and expenses	103,437	75,156	297,946	291,853

Income (loss) from operations	(90,911)	(65,145)	(256,095)	(266,098)

Net investment income (expense)	(1,982)	(1,799)	(6,353)	166

Gain on sale of investment	—	—	—	14,759

Income (loss) before taxes	(92,893)	(66,944)	(262,448)	(251,173)

Provision for income taxes	—	—	—	—

Net income (loss)	$(92,893)	$(66,944)	$(262,448)	$(251,173)

Net income (loss) per share, basic and diluted	$(0.69)	$(0.50)	$(1.95)	$(1.91)

Weighted average shares outstanding, basic & diluted	134,669,590	132,953,759	134,333,418	131,815,414

(a)	Includes stock-based compensation expense of $3,454 ($0.03 per share) and $3,856 ($0.03 per share) for the three months ended December 31, 2007 and 2006, respectively. Includes stock-based compensation expense of $13,278 ($0.10 per share) and $16,337 ($0.13 per share) for the twelve months ended December 31, 2007 and 2006, respectively. Includes expenses of $16,852 ($0.13 per share) for the three and twelve months ended December 31, 2007 related to the licensing and collaboration agreement entered into with Aegera Therapeutics.

(b)	Includes stock-based compensation expense of $1,807 ($0.02 per share) and $2,683 ($0.02 per share) for the three months ended December 31, 2007 and 2006, respectively. Includes stock-based compensation expense of $8,413 ($0.07 per share) and $10,270 ($0.08 per share) for the twelve months ended December 31, 2007 and 2006, respectively.
CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	December 31, 2007	December 31, 2006
	(dollars in thousands)
Cash, cash equivalents and investments (c)	$603,840	$763,084

Total assets (c)	949,105	1,149,668

Total debt, less current portion	754,099	751,526

Total stockholders’ equity (deficit)	(11,902)	213,923

(c)	Includes $70,931 and $61,165 in restricted investments at December 31, 2007 and December 31, 2006, respectively.
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